                       NEUROBIOLOGICAL TECHNOLOGIES, INC.

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of March 15, 2001 by and between NEUROBIOLOGICAL TECHNOLOGIES, INC., a Delaware corporation ("NTI") and Paul E. Freiman ("Freiman").

                                   BACKGROUND

     A. NTI desires to continue to retain the services of Freiman as President and Chief Executive Officer of NTI, commencing March 15, 2001 (the "Effective Date").

     B. Freiman is willing to be employed by NTI on the terms and subject to the conditions set forth in this Agreement.

     C. Freiman is currently employed as President and Chief Executive Officer. It is the intent of the parties to induce Freiman's commitment to the Term specified in this Agreement in exchange for NTI's payment of the Retention Bonus, and that the terms of this Agreement control Freiman's continued employment.

         THE PARTIES AGREE AS FOLLOWS:

     1.   Positions and Duties.

          1.1 President and Chief Executive Officer. Freiman shall be employed by NTI as its President and Chief Executive Officer, and NTI agrees to employ and retain Freiman in such capacity.

          1.2 Duties. Freiman shall devote all of his business time, energy, and skill to the affairs of NTI; provided, however, that reasonable time for personal business, charitable or professional activities shall be permitted, so long as such activities do not materially interfere with Freiman's performance of services under this Agreement.

     2.   Terms of Employment.

          2.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          (a) "Accrued Compensation" shall mean any accrued Total Cash Compensation, any benefits under any plan of NTI in which Freiman is a participant to the full extent of Freiman's rights under such plans, any accrued vacation pay, and any appropriate business expenses incurred by Freiman in connection with the performance of Freiman's duties hereunder, all to the extent unpaid on the date of termination.

          (b) "Base Salary" shall have the meaning set forth in Section 3.1 hereof.

              (c) "Termination For Cause" means termination by NTI of Freiman's employment by reason of Freiman's dishonesty or fraud, gross negligence in the performance of his duties hereunder, material breach of this Agreement, intentional engagement in acts seriously detrimental to NTI's operations, or conviction of a felony involving moral turpitude.

              (d) "Termination Other Than For Cause" means termination by NTI of Freiman's employment for any reason other than as specified in Sections 2.1, (d) or (f) hereof.

              (e) "Total Cash Compensation" shall mean Freiman's Base Salary (as defined in Section 3.1) plus any cash bonuses, commissions or similar payment accrued during any single calendar year.

              (f) "Voluntary Termination" means termination of Freiman's employment by the voluntary action of Freiman.

          2.2 Employee at Will. Freiman is an "at will" employee of NTI, and Freiman's employment may be terminated at any time upon a Termination For Cause or a Termination Other Than For Cause by the giving of written notice thereof to Freiman, subject to the terms and conditions of this Agreement.

          2.3 Termination For Cause. Upon Termination For Cause, NTI shall pay Freiman Accrued Compensation, if any, and Freiman shall refund the Retention Bonus within 30 days of such termination.

          2.4 Termination Other Than For Cause. Upon Termination Other Than For Cause, NTI shall pay Freiman all Accrued Compensation.

          2.5 Voluntary Termination. Freiman shall have the right to effect a Voluntary Termination by giving at least 30 days advance written notice to NTI. During such period, Freiman shall continue to receive regularly scheduled Base Salary payments and benefits. Following the effective date of a Voluntary Termination, NTI shall pay Freiman Accrued Compensation, if any, and Freiman shall refund the Retention Bonus within 30 days of such termination.

          2.6 Timing of Termination Payments. Unless expressly provided otherwise, the foregoing termination payments shall be made at the usual and agreed times provided for in Section 3.1 of this Agreement.

     3. Compensation and Benefits.

          3.1 Base Salary. As payment for the services to be rendered by Freiman as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, NTI shall pay Freiman a Base Salary ("Base Salary") at the rate of $200,000 per year, payable on NTI's normal payroll schedule.

          3.2 Additional Benefits.

              (a) Benefit Plans. Freiman shall be eligible to participate in NTI's benefit plans as are now generally available or later made generally available to senior officers of NTI, including, without limitation, medical, dental, life, and disability insurance plans.

              (b) Expense Reimbursement. NTI agrees to reimburse Freiman for all reasonable, ordinary and necessary travel and entertainment expenses incurred by Freiman conjunction with his services to NTI consistent with NTI's standard reimbursement policies. NTI shall pay travel costs incurred by Freiman in conjunction with his services to NTI consistent with NTI's standard travel policy.

              (c) Vacation. Freiman shall be entitled, without loss of compensation, to the amount of vacation per year generally available or later made generally available to senior officers of NTI.

          3.3 Retention Bonus. In exchange for Freiman's commitment to the Term of this Agreement, NTI shall pay Freiman a Retention Bonus ("Retention Bonus") of $250,000 on the Effective Date of this Agreement. Freiman acknowledges and agrees that payment of the Retention Bonus is a material element of this Agreement and is in consideration for Freiman's commitment, and without such commitment, NTI would not have paid the Retention Bonus. Freiman acknowledges his obligation to refund the entire Retention Bonus as provided for in Sections
2.3 and 2.5 of this Agreement.

          3.4 Bonus. Freiman shall participate in any management bonus plan adopted by NTI on terms comparable to other senior officers of NTI.

     4. Miscellaneous.

          4.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

          4.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of NTI and Freiman contained in the records of NTI at the time of such notice. Any party may change such party's address for notices by notice duly given pursuant to this Section 4.2.

          4.3 Term of the Agreement; Renewal of the Agreement. The Term of this Agreement ("Term") will commence on the Effective Date and will continue for a period of one year. Not less than 90 days prior to expiration of this Agreement, the parties agree to negotiate in good faith with regard to potential renewal of this Agreement under similar terms and conditions.

          4.4 Headings. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

          4.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

          4.6 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by arbitration by, and in accordance with the applicable National Rules for the Resolution of Employment Disputes of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) will have the right to assess, against a party or among the parties, as the arbitrator(s) deem reasonable, (a) administrative fees of the American Arbitration Association, (b) compensation, if any, to the arbitrator(s) and (c) attorneys' fees incurred by a party. Arbitration hearings will be held in San Francisco, California. The provisions of California Code of Civil Procedure Section 1283.05 will apply to any arbitration.

          4.7 Survival of Obligations. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by NTI (except to an affiliate or successor of NTI) or by Freiman without the prior written consent of the other party.

          4.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

          4.9 Withholding. All sums payable to Freiman hereunder shall be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

          4.10 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

          4.11 Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Freiman from NTI. All modifications to the Agreement must be in writing and signed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth in the first paragraph.

                               NEUROBIOLOGICAL TECHNOLOGIES, INC.


                               By:      /s/Abraham Cohen
                                  -----------------------------------------

                               Title:   Chairman of the Board
                                     --------------------------------------





                               /s/ Paul E. Freiman
                               -----------------------------------
                               Paul E. Freiman